Exhibit 10.3
NON-EMPLOYEE DIRECTOR FORM
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE WESTWOOD ONE, INC. 2010 EQUITY COMPENSATION PLAN
THIS AGREEMENT, made as of the  _____ day of _____, 201_____, by and between Westwood One, Inc., a Delaware corporation (the “Company”) and [name] (the “Participant”).
WHEREAS, the Board of Directors of the Company adopted, and the stockholders of the Company approved, the Westwood One, Inc. 2010 Equity Compensation Plan (the “Plan”); and
WHEREAS, the Company, through the committee under the Plan (the “Committee”), wishes to grant to the Participant restricted stock units (“Restricted Stock Units”) pursuant to the authority granted to the Committee under Section 9 of the Plan.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Grant of Restricted Stock Units.
Subject to the restrictions and other conditions set forth herein, the Committee has authorized this grant of                       Restricted Stock Units on                     , 201         . A Restricted Stock Unit is a unit of measurement equivalent to one Share but with none of the attendant rights of a holder of a Share until a Share is ultimately distributed in payment of the obligation (other than the right to receive dividend amounts in accordance with Section 6 hereof).
Notwithstanding anything herein to the contrary, the Restricted Stock Units awarded herein are subject to approval of the Plan by the stockholders of the Company at or prior to the 2010 Annual Meeting of Stockholders of the Company and in the event that such approval is not received, this Agreement shall be null and void ab initio and the Restricted Stock Units awarded herein shall not be valid.
2.	Vesting.
(a) Except as provided in Section 2 of this Agreement, the Restricted Stock Units granted hereunder shall vest 50% on                     , 201      and 50% on                     , 201      (each such date, a “Vesting Date”); provided that the Participant has not had a Termination any time prior to the applicable Vesting Date.
(b) [ADD IF DESIRED: Upon a Change in Control, all unvested Restricted Stock Units shall immediately vest. In the event such a Change in Control occurs, the term “Vesting Date” shall include the date any unvested Restricted Stock Units vest hereunder.]
(c) Upon the Participant’s Termination for Cause, all outstanding Restricted Stock Units (whether vested or unvested) shall immediately terminate and be forfeited upon such Termination. In the event that the Participant has received any Share(s) relating to a vested Restricted Stock Unit, the Participant shall return or repay to the Company the Share(s) or the value of such Share(s) on the date such Share(s) were paid to the Participant.

(d) Restricted Stock Units that are not vested as of the date of the Participant’s Termination for any reason shall terminate and be forfeited in their entirety as of the date of such Termination.
3.	Payment.
Unless the Participant timely elects to defer payment of a Share with respect to a vested Restricted Stock Unit as provided in Section 4, one Share shall be distributed with respect to each vested Restricted Stock Unit within 30 days following the applicable Vesting Date.
4.	Right to Defer.
(a) No later than the date of grant, the Participant may elect to defer distribution of the Shares relating only to his or her vested Restricted Stock Units. If the Participant so elects to defer, the election to defer shall provide that the distribution of the Shares relating to the Participant’s vested Restricted Stock Units shall be distributed on either:
(i)
a date specified by the Participant in the election form referred to in Section 4(c), which date shall not be earlier than                     , 201     [1], provided, however, that in the event that the Participant’s Termination occurs prior to the date specified by the Participant, such Shares shall be distributed within 30 days following such Termination; or

(ii)	within 30 days following the Participant’s Termination.
(b) If so elected, the Participant may not extend or otherwise change the deferral period elected under Section 4(a).
(c) An election to defer distribution of the Shares relating to a Participant’s vested Restricted Stock Units under Section 4(a) shall be in writing on a form prescribed by the Company and shall be delivered to the Committee. In the absence of a written election to defer filed by the Participant with the Committee, any vested Restricted Stock Units shall be distributed in accordance with Section 3.
5.	Restrictions on Transfer.
Restricted Stock Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.
6.	Dividend Equivalents.
Cash dividends on Shares shall be credited to a dividend book entry account on behalf of each Participant with respect to each Restricted Stock Unit granted to a Participant, and shall be deemed to be reinvested in Shares on the date the cash dividend is paid, provided that the Participant shall not be entitled to such dividend unless and until the Restricted Stock Unit vests. Stock dividends on Shares shall be credited to a dividend book entry account on behalf of each Participant with respect to each Restricted Stock Unit granted to a Participant, provided that the Participant shall not be entitled to such dividend unless and until the Restricted Stock Unit vests. In either case, the dividends shall be distributed within 30 days of the applicable Vesting Date, unless the Participant timely elects to defer payment of the Shares as permitted under Section 4(a) hereof. If the Participant elects to defer payment of the Shares, payment of dividends shall be made at the time elected by the Participant as provided under Section 4.

[1]	Insert second anniversary of date of grant.

7.	Plan.
In addition to the terms and conditions set forth herein, the Restricted Stock Units are subject to, and governed by, the terms and conditions set forth in the Plan, which are hereby incorporated by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.
8.	Amendment.
Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
9.	Legend.
The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.
10.	Securities Representations.
The grant of the Restricted Stock Units and issuance of Shares upon settlement of the Restricted Stock Units shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. As a condition to the settlement of the Restricted Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
The Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:
(a) the Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section;

(b) the Shares must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Shares or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Shares and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Shares (or to file a “re-offer prospectus”);
(c) the exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
11.	Not an Agreement of Directorship.
Neither the execution of this Agreement nor the grant of Restricted Stock Units constitute an agreement by the Company to engage or continue to engage the Participant as a director of the Company for any period.
12.	Miscellaneous.
(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), provided that any successor assumes the Company’s obligations under this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement.
(b) This Agreement may be executed in one or more counterparts, including via facsimile, each of which shall constitute an original copy, and all of which taken together shall constitute one contract.
(c) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
(d) Solely to the extent applicable, the Company shall have the right to deduct from any payment to be made pursuant to this Agreement or otherwise, or to otherwise require, prior to the issuance or delivery of any Shares, payment by the Participant of, any Federal, state or local taxes required by law to be withheld.
(e) The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(f) This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of New York without reference to rules relating to conflicts of law.
13.	Code Section 409A.
(a) Although the Company does not guarantee to the Participant any particular tax treatment relating to the payments and benefits under the Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and the Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b) A termination of directorship or other Termination shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of directorship or other Termination unless such termination is also a “separation from service” within the meaning of Code Section 409A.
(c) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

WESTWOOD ONE, INC.

By:

Title:

PARTICIPANT:

[Name]